Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE:   DECEMBER 18, 2006

MESA LABS ACQUIRES BOTTLE CAP TESTING BUSINESS OF VIBRAC LLC

LAKEWOOD, CO  -  Mesa Laboratories, Inc.  (NASDAQ:MLAB), a Lakewood, Colorado based manufacturer of electronic instruments and disposables, today announced it has acquired the bottle cap torque testing business of Vibrac LLC, a New Hampshire based company.

Vibrac was founded in 1960 and has been manufacturing precision electromechanical test equipment for the past fifty years. Located in Amherst, New Hampshire, Vibrac manufactures a broad range of automated and manual precision testing systems for accurately measuring torque of numerous types of rotational devices.  These systems are used for testing small motors, bearings, fasteners, medical devices, threaded container closures (caps), knobs, switches, computer disc drives, and more.  Torque data is used by a wide variety of industries for quality control, product reliability testing, and engineering design.

Mesa Labs was founded in 1982 and manufactures instruments and disposable products utilized in connection with industrial applications and healthcare.  Products include DataTrace data loggers which are used for quality control applications in pharmaceutical, food, and medical device manufacturing; Medical meters used for quality control in dialysis clinics; and Raven Biological Indicators used for quality control of sterilization processes in hospitals and dental offices, along with pharmaceutical and medical device companies.

In this transaction, Vibrac is selling to Mesa Labs the assets associated with all of their bottle cap torque testing products.  The instruments acquired by Mesa include their original high-performance cap testing product, the Torqo I, along with the newer Torqo II and the innovative Smart Bottle.  Additional information about these products can be found on Vibrac’s web site at www.vibrac.com.

Bottle cap torque testing is important to every industry that uses twist-off caps on their containers.  Whether it is beverages, foods, household goods, or drugs, the ability to obtain the correct seal without making it difficult for the consumer to remove the cap is a critical factor for both product quality and consumer acceptance.  Vibrac’s highly accurate torque testing products make it easy for consumer products companies to achieve these goals.  Vibrac will continue to develop, manufacture and market their other torque testing products, which are not associated with bottle cap testing.

The bottle cap testing products complement Mesa Labs’ existing line of DataTrace logging instruments, which are utilized within the food & beverage and pharmaceutical industries for design, validation and quality control applications.  These same industries use bottle cap torque testing during the development process of new containers and for routine quality control during their packaging operations.  The acquisition of the Vibrac products is expected to be accretive to Mesa’s earnings per share during this first 12 month period following the closing.

“We are excited to add this new line of bottle cap testing instruments to Mesa’s existing quality control products for our key industrial markets,” said John Sullivan, President and CEO of Mesa Labs.  “Vibrac’s products incorporate high quality, industry leading designs.  In particular, the Smart Bottle is a patent protected, one-of-a-kind design that allows the user to accurately measure application torque in real time, rather than removal torque at a later time.  There are great growth opportunities for the Torqo and Smart Bottle products, as we integrate them into our distribution channels and undertake further product development.  Adding unique, market-leading products like these to Mesa’s portfolio is a key part of our growth strategy, and we expect to do very well with this new line of instruments.”

“The Torqo and Smart Bottle products are a strategic addition to Mesa’s line of DataTrace logging instruments,” said Tom Rogers, President and General Manager of Vibrac. “We are confident that Mesa will build on our success with the cap testing products, and reach new markets and new customers in the consumer product packaging industries. Vibrac will continue to develop new technologies while moving forward with a new and dedicated focus on advancing our lines of precision torque sensors, torque testing instruments and bearing test systems.”

This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10K for the year ended March 31, 2009 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

CONTACTS:

John J. Sullivan; President-CEO

Steven W. Peterson; V.P. Finance-CFO

Mesa Laboratories, Inc.

(303)  987-8000

www.mesalabs.com

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